EXHIBIT 10.1

STOCK PURCHASE AND TRANSACTION AGREEMENT

by and among

NGP CAPITAL RESOURCES COMPANY

OHA BDC INVESTOR, LLC,

and

OAK HILL ADVISORS, L.P.

dated as of

July 21, 2014

TABLE OF CONTENTS

i

ii

EXHIBITS

Exhibit A	Termination and Mutual Release Agreement
Exhibit B	Replacement Advisory Agreement
Exhibit C	Replacement Administration Agreement
Exhibit D	Stock Purchase Plan
Exhibit E	Joinder Agreement

iii

STOCK PURCHASE AND TRANSACTION AGREEMENT

This Stock and Transaction Purchase Agreement (this “Agreement”) is entered into as of July 21, 2014 by and among NGP CAPITAL RESOURCES COMPANY, a Maryland corporation (the “Company”), OHA BDC Investor, LLC, a Delaware limited liability company (the “Investor”), and Oak Hill Advisors, L.P., a Delaware limited partnership (“OHA”).

WHEREAS, the Board of Directors of the Company (the “Board”) has approved this Agreement and the transactions (including the Investment) contemplated hereby, and recommended that the stockholders of the Company approve (i) the Replacement Advisory Agreement (as defined herein) in accordance with Section 15 of the Investment Company Act and (ii) the other transactions contemplated hereby;

WHEREAS, as a condition to the consummation of the Investment (as defined herein) and subject to the terms and conditions herein, (i) NGP Investment Advisor, LP, a Delaware limited partnership (the “Company Advisor”), desires to withdraw, effective as of the Closing (as defined herein), as the Company’s investment advisor, and (ii) NGP Administration, LLC, a Delaware limited liability company (the “Company Administrator”), desires to withdraw, effect as of Closing, as the Company’s administrator, in each case, pursuant to the Termination and Mutual Release Agreement in the form attached hereto as Exhibit A.

WHEREAS, the Company desires to retain OHA to be the Company’s new investment advisor (OHA acting in such capacity, the “OHA Advisor”) and to be the Company’s new administrator (OHA acting in such capacity, the “OHA Administrator”);

WHEREAS, the Board has approved the termination of the Company Management Agreements (as defined herein) and approved the investment advisory agreement between the Company and the OHA Advisor in the form attached hereto as Exhibit B (the “Replacement Advisory Agreement”) and the administration agreement between the Company and the OHA Administrator in the form attached hereto as Exhibit C (the “Replacement Administration Agreement” and, collectively with the Replacement Advisory Agreement, the “Replacement Management Agreements”) and the Board has recommended that the stockholders of the Company approve the Replacement Advisory Agreement; and

WHEREAS, the Company desires to issue and sell to the Investor, in a private transaction that is exempt from registration under Section 4(2) of the 1933 Act (as defined herein) and Regulation D, and the Investor desires to purchase from the Company, the Investment Shares (as defined herein), and the parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated hereby, and to prescribe certain conditions with respect to the consummation of the Investment and the other transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, conditions and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Certain Defined Terms.  As used in this Agreement, the following terms shall have the following respective meanings:

“Advisers Act” means the Investment Advisers Act of 1940.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Code” means the Internal Revenue Code of 1986.

“Common Stock” means the Company’s common stock, par value $0.001 per share.

“Company Administration Agreement” means that certain Administration Agreement, dated as of November 9, 2004, by and between the Company and the Company Administrator.

“Company Advisory Agreement” means that certain Investment Advisory Agreement, dated as of November 9, 2004, by and between the Company and the Company Advisor.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of March 31, 2014 and the notes thereto set forth in the Company 10-Q.

“Company Balance Sheet Date” means March 31, 2014.

“Company Credit Documents” means the Third Amended and Restated Credit Agreement, dated as of May 23, 2013, between the Company, SunTrust Bank, Comerica Bank and the lenders from time to time party thereto and the Treasury Secured Revolving Credit Agreement, dated as of March 31, 2011, between the Company, SunTrust Bank and the lenders from time to time party thereto together with the following agreements and arrangements entered into in connection therewith: (i) Consent and First Amendment to Treasury Secured Revolving Credit Agreement, dated as of March 30, 2012, between the Company, SunTrust Bank and the lenders from time to time party thereto, (ii) Second Amendment to Treasury Secured Revolving Credit Agreement, dated as of September 25, 2012, between the Company, SunTrust Bank and the lenders from time to time party thereto, (iii) Third Amendment to Treasury Secured Revolving Credit Agreement, dated as of May 23, 2013, between the Company, SunTrust Bank and the lenders from time to time party thereto, and (iv) Fourth Amendment to Treasury Secured Revolving Credit Agreement, dated as of September 24, 2013, between the Company, SunTrust Bank and the lenders from time to time party thereto.

“Company Disclosure Schedule” means the disclosure schedule dated as of the date hereof regarding this Agreement that has been provided by the Company to the Investor and delivered contemporaneously herewith.

“Company Management Agreements” means the Investment Advisory Agreement dated as of November 9, 2004 between the Company Advisor and the Company and the Administration Agreement dated as of November 9, 2004 between the Company Administrator and the Company.

“Company SEC Documents” means all final reports, schedules, forms, statements, prospectuses, registration statements and other documents that the Company has filed with or furnished to the SEC, together with any exhibits and schedules thereto and other information incorporated therein.

“Company 10-K” means the Company’s annual report on Form 10-K filed with the SEC on March 10, 2014, as amended by Form 10-K/A filed with the SEC on April 29, 2014, for the fiscal year ended December 31, 2013.

“Company 10-Q” means the Company’s quarterly report on Form 10-Q filed with the SEC on May 9, 2014, for the fiscal quarter ended March 31, 2014.

“Confidentiality Agreement” means the confidentiality agreement dated October 1, 2013 between the Company and OHA.

“Contract” means all contracts, agreements, arrangements, understandings, guarantees, mortgages, indentures, leases or licenses.

“Control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“D&O Indemnity Agreements” means those certain individual Indemnification Agreements entered into between the Company and each of the following directors and/or officers of the Company: Kenneth A. Hersh; William K. White; David R. Albin; Lon C. Kile; Edward W. Blessing; Stephen K. Gardner; and L. Scott Biar.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory, self-regulatory (including stock exchanges), or administrative authority, department, court, commission, arbitral authority, agency, official, or any other governmental body, including any political subdivision thereof.

“Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Applicable Law.

“Intellectual Property” means (i) trademarks, trade names, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application, (ii) inventions and discoveries, whether patentable or not, in any jurisdiction, patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction, (iii) Trade Secrets, (iv) writings and other works, whether copyrightable or not, in any jurisdiction, and any and all copyright rights, whether registered or not, and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof, (v) moral rights, database rights, design rights, industrial property rights, publicity rights and privacy rights, (vi) licenses and approvals, and (vii) any similar intellectual property or proprietary rights.

“Investment Company Act” means the Investment Company Act of 1940.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation owned by any Person or licensed or leased by any Person or its Subsidiaries pursuant to written agreement (excluding any public networks).

“Knowledge” as used with respect to (i) the Company or any of its Subsidiaries, means the actual knowledge of Steve Gardner or Scott Biar, in each case including the knowledge that would have been gained after reasonable inquiry, (ii) any OHA Party, means the actual knowledge of Glenn R. August and Steven Wayne, in each case including the knowledge that would have been gained after reasonable inquiry, (iii) any Person (other than the Company and any OHA Party) that is not an individual, means the actual knowledge of such Person’s officers, directors and managers, and the officers, directors and managers of such Person’s investment advisor, in each case including the knowledge that would have been gained after reasonable inquiry, and (iv) any Person that is an individual, means the actual knowledge of such Person, in each case including the knowledge that would have been gained after reasonable inquiry.

“Lender” means SunTrust Bank.

“Lender Consents” means any consent, waiver or approval pursuant to the Company Loan Documents required to consummate the transactions contemplated by this Agreement.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, option, right of first refusal, right of first offer, license or other adverse claim of any kind in respect of such property or asset.  For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Maryland Law” means the Maryland General Corporation Law.

“Material Adverse Effect” means with respect to any Person, a material adverse effect on the condition (financial or otherwise), business, assets, liabilities or results of operations of such Person and its Subsidiaries, taken as a whole, excluding any effect resulting from (i) changes in the financial or securities markets or general business, economic or political conditions in the United States not having a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to other participants in the industry in which such Person and its Subsidiaries operate, (ii) changes or conditions generally affecting the industry in which such Person and its Subsidiaries operate and not having a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, (iii) changes in GAAP or Applicable law not having a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole (iv) acts of war, sabotage or terrorism or natural disasters involving the United States of America not having a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to other participants in the industry in which such Person and its Subsidiaries operate, (v) the announcement or consummation of the transactions contemplated by this Agreement or the taking of any actions required to be taken under this Agreement relating to the consummation thereof, or (vi) any failure by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that this clause (vi) shall not prevent a party from asserting that any fact, change, event, occurrence or effect that may have contributed to such failure independently constitutes or contributes to a Material Adverse Effect).

“NASDAQ” means the NASDAQ Global Select Market.

“Net Asset Value” means the net asset value of the Company as calculated in a manner consistent with the calculation of the net asset value of the Company in the Company SEC Documents.

“OHA Parties” means the Investor, the OHA Advisor, and the OHA Administrator.

“Organizational Documents” means, with respect to a Person other than a natural person, (i) the charter, articles or certificate of incorporation and the bylaws of a corporation; (ii) the certificate of formation and operating agreement of a limited liability company, (iii) the partnership agreement and any statement of partnership of a general partnership; (iv) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (v) any charter or similar document adopted or filed in connection with the creation, formation, or organization of any other Person; and (vi) any amendment to any of the foregoing.

“Permitted Liens” means Liens (i) for Taxes or other governmental charges not yet due and payable; (ii) carriers, warehousemen, mechanics, laborers or other similar Liens created by statute and incurred in the ordinary course of business for sums not yet due; and (iii) Liens involving restrictions on transfer arising under federal or state securities laws.

“Permitted Transferee” means

(a)           any Affiliate; provided that a Transfer to, and the subsequent ownership of the Shares by, such Affiliate is in compliance with the requirements of the Investment Company Act;

(b)           in the case of any Permitted Transferee that is a natural person, (i) any other Permitted Transferee that is a natural person, (ii) a Person to whom Shares are Transferred from such Permitted Transferee (A) by will or the laws of descent and distribution or (B) by gift without consideration of any kind; provided that, in the case of clause (B), such transferee is the spouse or the lineal descendant, sibling, parent, heir, executor, administrator, testamentary trustee, legatee or beneficiary of such Permitted Transferee, or (iii) a trust that is for the exclusive benefit of such Permitted Transferee or its Permitted Transferees under (ii) above; and

(c)           any other Person with respect to which the Board shall have adopted a resolution (which shall have been approved by a majority of the independent directors of the Board) stating that the Board has no objection if a Transfer of Shares is made to such Person.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, sole proprietorship, unincorporated organization, other entity, organization, group (as defined in Section 13(d) of the 1934 Act), or any other business entity or any Governmental Authority, including a government or political subdivision or an agency or instrumentality thereof.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Shares” means, the Investment Shares, the Plan Shares, and the Balance Shares.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other entity in which such Person (a) owns, directly or indirectly, more than fifty percent (50%) of the outstanding voting power, equity securities, profits interest or capital interest, (b) is entitled to elect at least a majority of the board of directors, the board of trustees, the board of managers or other persons performing similar functions or (c) in the case of a limited partnership, limited liability company or joint venture, is a general partner, managing member or joint venturer, respectively.

“Superior Proposal ” means a bona fide, unsolicited written Transaction Proposal that the Board determines in its good faith judgment that (a) if consummated would result in a transaction that is more favorable to the Company and its stockholders than the transactions contemplated hereby and (b) is reasonably certain of being completed.

“Taxes” means any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, escheat, utility, severance, unclaimed property, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties.

“Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements supplied or required to be supplied to a Governmental Authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than the Investor, the Company or any of their respective Affiliates.

“Trade Secrets” means trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person.

“Transaction Proposal” means, other than the transactions contemplated by this Agreement, any Third Party offer, proposal or inquiry relating to, or any Third Party indication of interest in, (i) a transaction pursuant to which a Third Party would serve as the investment advisor to and/or administrator of the Company, (ii) any acquisition or purchase, direct or indirect, of 10% or more of the consolidated assets of the Company or 10% or more of any class of equity or voting securities of the Company, (iii) any tender offer or exchange offer that, if consummated, would result in such Third Party beneficially owning 10% or more of any class of equity or voting securities of the Company, (iv) a merger, consolidation, share exchange, business combination, sale of all or substantially all of the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or (v) any other transaction (including a refinancing of the amounts outstanding under the Company Credit Documents) the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Investment or that could reasonably be expected to dilute materially the benefits to the Investor and the OHA Advisor of the transactions contemplated hereby.

“Transfer” means, with respect to any Shares, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such Shares or any economic participation or interest therein, whether directly or indirectly, or agree or commit to do any of the foregoing and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation or other transfer of such Shares or any participation or interest therein or any agreement or commitment to do any of the foregoing.

“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code.

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

Section 1.02. Index of Other Defined Terms.  In addition to the terms defined above, the following terms shall have the respective meanings given thereto in the sections indicated below:

Term	Section
Adverse Recommendation Change	7.03(a)
Agreement	Recitals
ATP	7.01(c)(v)
Balance Closing	2.03(b)
Balance Purchase	2.03(a)
Balance Share Price	2.03(a)
Balance Shares	2.03(a)
BDC Election	5.17(b)
Board	Recitals
Change of Recommendation Notice	7.03(c)

Chosen Courts	11.08
Closing	4.01
Company	Preamble
Company Administrator	Recitals
Company Advisor	Recitals
Company Board Recommendation	5.02(b)
Company Financial Advisor	5.19
Company Securities	5.05(b)
Company Stockholder Approval	7.02
Company Stockholder Meeting	7.02
Company Stockholder Proposal	7.02
Definitive Proxy Statement	8.02(a)
D&O Insurance	8.06(c)
End Date	10.01(b)(i)
Entity	6.06
Expense Reimbursement	10.03(a)
Indemnification Agreements	8.06(a)
Indemnified Person	8.06(a)
Investment	2.01
Investment Shares	2.01
Investor	Preamble
Money Laundering Laws	5.18
New Independent Directors	2.02
NASDAQ Rules	5.07(i)
OHA	Preamble
OHA Administrator	Recitals
OHA Advisor	Recitals
OHA Directors	2.02
Plan Shares	2.01
Preliminary Proxy Statement	8.02(a)
Proxy Statement	5.09
Replacement Administration Agreement	Recitals
Replacement Advisory Agreement	Recitals
Replacement Management Agreements	Recitals
Representatives	7.03(a)
SDAT	5.01
Stock Purchase Plan	2.01
Takeover Statute	5.20(a)
Tax Sharing Agreements	5.15(g)
Termination Fee	10.03(a)
Underlying Beneficial Owner	6.06

Section 1.03. Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  The neuter pronoun, as used herein, includes the masculine, feminine and neuter gender.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract included in this Agreement or listed on any schedules hereto, all such amendments, modifications or supplements must also be included in this Agreement and listed in the appropriate schedule, respectively.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law.

ARTICLE 2

AGREEMENT TO PURCHASE AND SELL STOCK
AND TAKE OTHER ACTIONS

Section 2.01. Agreement to Purchase and Sell.  Subject to the terms and conditions hereof, at the Closing, the Company will sell and issue to the Investor, and the Investor shall purchase from the Company, a number of shares of Common Stock (the “Investment Shares”) equal to the quotient of (i) $1,000,000, divided by (ii) the Net Asset Value per share of the Common Stock as determined by the Board within forty-eight (48) hours of the Closing (the “Investment”).  The purchase price for the Investment Shares shall be $1,000,000 and shall be paid by the Investor by wire transfer of funds to a designated account of the Company, provided that wire transfer instructions are delivered to the Investor at least three (3) Business Days prior to the Closing.  At the Closing, the Investor shall execute a stock purchase plan (the “Stock Purchase Plan”), substantially in the form attached hereto as Exhibit D, pursuant to which the Investor shall commit to purchase in accordance with the terms thereof,  from time to time during the twelve (12) month period immediately following the Closing through open market purchases, additional shares of Common Stock (the “Plan Shares”) having an aggregate purchase price of $4,000,000 (including any commissions incurred in connection with the purchase of the Plan Shares); provided that the Investor’s obligation to purchase the Plan Shares shall terminate upon the termination of either the Replacement Advisory Agreement or the Replacement Administration Agreement.

Section 2.02. Other Actions.  At the Closing, the (i) Company shall enter into the Replacement Management Agreements; (ii) the OHA Advisor shall enter into the Replacement Advisory Agreement and the OHA Administrator shall enter into the Replacement Administration Agreement, and (iii) effective as of and subject to the consummation of the Closing, Glenn R. August and Robert B. Okun, or such other individuals as designated by the Investor upon notice to the Company prior to the filing of the Definitive Proxy Statement (as defined herein) (the “OHA Directors”) and Stuart I. Oran, James A. Stern and Frank V. Tannura, or such other individuals as designated by the Investor upon notice to the Company prior to the filing of the Definitive Proxy Statement (the “New Independent Directors”) shall become the interested and disinterested directors, respectively, of the Board.

Section 2.03. Balance Purchase.

(a) If after twelve (12) months following the Closing, the Investor has not purchased all of the Plan Shares pursuant to the Stock Purchase Plan for an aggregate purchase price of $4,000,000 (including any commissions incurred in connection with the purchase of the Plan Shares), the Investor shall purchase (the “Balance Purchase”) from the Company, and the Company shall issue and sell to the investor, an aggregate number of additional shares of Common Stock (the “Balance Shares”) at a price per share equal to the Net Asset Value per share of the Common Stock as determined by the Board within forty-eight (48) hours of the closing of the Balance Purchase (the “Balance Share Price”) equal to (i) (x) $4,000,000 minus (y) the total amount paid for the Plan Shares purchased pursuant to the Stock Purchase Plan or otherwise in open market purchases during such twelve (12) month period (including any commissions incurred in connection with the purchase of the Plan Shares), divided by (ii) the Balance Share Price.

(b) Subject to the provisions of Section 9.04, the consummation of the Balance Purchase by the Investor of the Balance Shares, as contemplated herein (the “Balance Closing”), shall take place as soon as reasonably practicable at the expiration of the twelve (12) month period following the Closing.

(c) At the Balance Closing, the Company shall deliver to the Investor the Balance Shares to be purchased by the Investor hereunder, registered in book-entry form through The Depository Trust Company registration system, and the Investor shall pay the full purchase price therefor by wire transfer of funds to a designated account of the Company, provided that wire transfer instructions are delivered to the Investor at least three (3) Business Days prior to the Balance Closing.

ARTICLE 3

RESTRICTIONS ON TRANSFER

Section 3.01. General Restrictions on Transfer.

(a) The Investor agrees that it shall not Transfer any Shares (or solicit any offers in respect of any Transfer of any Shares), except in compliance with the 1933 Act, any other applicable securities or “blue sky” laws, and the terms and conditions of this Agreement.

(b) Any attempt to Transfer any Shares not in compliance with this Agreement shall be null and void, and the Company shall not, and shall cause any transfer agent not to, give any effect in the Company’s stock records to such attempted Transfer.

Section 3.02. Permitted Transferees.  Notwithstanding anything in this Agreement to the contrary, the Investor may at any time Transfer any or all of its Shares to one or more of its Permitted Transferees without the consent of the Company so long as (a) such Permitted Transferee shall have agreed in writing to be bound by the terms of this Agreement by executing a Joinder Agreement substantially in the form of Exhibit E attached hereto, and (b) the Transfer to such Permitted Transferee is in compliance with the 1933 Act and any other applicable securities or “blue sky” laws.

Section 3.03. Notice of Transfers.  So long as the OHA Advisor is the Company’s investment advisor, the Investor shall give the Company prompt written notice of any transactions relating to the Shares in reliance on Section 3.02.

ARTICLE 4

CLOSING; DELIVERY

Section 4.01. The Closing.  Subject to the provisions of ARTICLE 9, the consummation of the purchase by the Investor of the Investment Shares, as contemplated herein and the other actions contemplated by ARTICLE 2 (the “Closing”) shall take place in New York City at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019-6064 as soon as reasonably practicable, but in any event no later than three (3) Business Days after the date the conditions set forth in ARTICLE 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as the Investor and the Company may mutually agree in writing.

Section 4.02. Delivery and Other Actions.  At the Closing, the Company shall deliver to the Investor the Investment Shares, registered in book-entry form through The Depository Trust Company registration system, to be purchased by the Investor hereunder and the Investor shall pay the full purchase price therefor by wire transfer and the parties shall cause the other actions contemplated by ARTICLE 2 to occur.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 11.05, except as disclosed in any Company SEC Document filed after January 1, 2014 and before the date of this Agreement or as set forth in the Company Disclosure Schedule, the Company represents and warrants to the Investor as of the date hereof and as of the Closing (other than with respect to representations and warranties that by their terms address matters only as of another specified time, which shall be made only as of such time) as follows:

Section 5.01. Corporate Existence and Power.  The Company is a corporation duly incorporated and validly existing under the laws of the State of Maryland and is in good standing with the Maryland State Department of Assessments and Taxation (the “SDAT”).  The Company has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.  The Company has heretofore made available to the Investor true, complete and correct copies of the charter and bylaws of the Company as currently in effect.

Section 5.02. Corporate Authorization.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and have been duly authorized by all necessary corporate action on the part of the Company and, in each case, except for the Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary.  The Company Stockholder Approval (none of which require the affirmative vote of shares of Common Stock representing more than a majority of the issued and outstanding Common Stock) are the only votes or consents of the holders of any class or series of the Company’s stock necessary to approve the Investment and to consummate the other transactions contemplated hereby.  This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).  The Investment Shares and the Balance Shares, if any, when issued in compliance with the provisions of this Agreement, will be validly issued and will be fully paid and nonassessable, free of any Liens, and will not be subject to any preemptive rights, whether arising under Maryland Law or the charter or bylaws of the Company, as amended or restated, or any Contract, to which or by which the Company or any of its Subsidiaries is a party or otherwise subject or bound or to which or by which any property, business, operation or right of the Company or any of its Subsidiaries is subject or bound.

(b) At a meeting duly called and held in person, the Board has (i) determined that this Agreement, the Investment, the Replacement Management Agreements and the other transactions contemplated hereby are in the best interests of the Company, (ii)  approved this Agreement, the Investment, the Replacement Management Agreements and the other transactions contemplated hereby and (iii) subject to Section 7.03, recommended approval of the Company Stockholder Proposal (such recommendation, the “Company Board Recommendation”) and has adopted a resolution to the foregoing effect.

(c) Subject to Section 7.03, the Company Board Recommendation has not been rescinded or modified in any respect.

Section 5.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing with the SEC of a proxy statement relating to the meeting of the Company’s stockholders to be held in connection with the Replacement Advisory Agreement and certain other transactions contemplated by this Agreement, (ii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, the Investment Company Act and any other applicable state or federal securities laws and (iii) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.

Section 5.04. Non-contravention.  The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the charter or bylaws of the Company, as amended or restated, (ii) assuming compliance with the matters referred to in Section 5.03 and receipt of the Company Stockholder Approval, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) other than any consents required under the Company Credit Documents, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company is entitled under any provision of any Contract or other instrument binding upon the Company or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company or (iv) result in the creation or imposition of any Lien, other than a Permitted Lien, on any asset of the Company, with only such exceptions, in the case of each of clauses (ii), (iii) and (iv), as would not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.

Section 5.05. Capitalization.

(a) The authorized stock of the Company consists of 250,000,000 shares of Common Stock.  As of June 30, 2014, there were 20,499,188 shares of Common Stock outstanding.  All outstanding shares of stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable and are free of preemptive rights, whether arising under Maryland Law or the charter or bylaws of the Company, as amended or restated, or any Contract to which or by which the Company or any of its Subsidiaries is a party or otherwise subject or bound or to which or by which any property, business, operation or right of the Company or any of its Subsidiaries is subject or bound.

(b) (i) Except under the Company Credit Documents, there are no outstanding bonds, debentures, notes or other indebtedness for borrowed money of the Company and (ii) there are no issued, reserved for issuance or outstanding (A) shares of stock or other voting securities of or ownership interests in the Company other than the Common Stock, (B) securities of the Company convertible into or exchangeable for shares of stock or other voting securities of or ownership interests in the Company, (C) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any stock, voting securities or securities convertible into or exchangeable for stock or voting securities of the Company or (D) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any stock of or voting securities of the Company (the items in the foregoing clauses (i) and (ii), together with the Common Stock, being referred to collectively as the “Company Securities”).  There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any of the Company Securities.  The Company is not a party to any voting agreement with respect to the voting of any Company Securities.

Section 5.06. Subsidiaries.  Each Subsidiary of the Company is duly formed and validly existing and in good standing under the laws of its jurisdiction of organization has the requisite corporate or entity power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.

Section 5.07. SEC Filings and the Sarbanes-Oxley Act.

(a) The Company SEC Documents constitute all reports, schedules, forms, statements and other documents required to be filed with or furnished to the SEC by the Company since January 1, 2011.

(b) As of its filing date (and as of the date of any amendment), each Company SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act, the 1934 Act and the Investment Company Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not, and each Company SEC Document that is a registration statement filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act).  Such disclosure controls and procedures are designed to ensure that material information relating to the Company is made known to the Company’s principal executive officer and its principal financial officer by others within the Company, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared.  Such disclosure controls and procedures are effective in all material respects in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic and current reports required under the 1934 Act.  For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(f) The Company has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15 under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company financial statements for external purposes in accordance with GAAP applied on a consistent basis.  The Company has disclosed, based on its most recent evaluation of internal control over financial reporting prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to have a material adverse effect on the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting.

(g) There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company.  The Company has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) No attorney representing the Company, whether or not employed by the Company, has reported to the Company’s chief legal counsel or chief executive officer evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents pursuant to Section 307 of the Sarbanes-Oxley Act.

(i) Except as set forth on Section 5.07(i) of the Company Disclosure Schedule, since January 1, 2011, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ (the “NASDAQ Rules”).

(j) Each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and NASDAQ, and the statements contained in any such certifications are complete and correct in all material respects as of the date of this Agreement as though made as of the date of this Agreement.

Section 5.08. Financial Statements.  The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents (including the related notes, where applicable) have been prepared from, and are in accordance with, the books and records of Company, fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject to, in the case of any unaudited interim financial statements, year-end audit adjustments that are normal in nature and amount).

Section 5.09. Disclosure Documents. The information supplied by the Company or its Affiliates or Representatives for inclusion in the proxy statement, or any amendment or supplement thereto, to be sent to the Company stockholders in connection with the Replacement Advisory Agreement and the other transactions contemplated by this Agreement (the “Proxy Statement”), excluding any information provided by the OHA Parties or their Affiliates for use in the Proxy Statement, shall not, on the date the Proxy Statement, and any amendment thereto, is first mailed to the stockholders of the Company or at the time of the Company Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.10. Absence of Certain Changes.  Since the Company Balance Sheet Date:

(a) the business of the Company has been conducted in the ordinary course of business in a manner that is consistent with past practice;

(b) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company; and

(c) there has not been any action taken by the Company that, if taken during the period from the date of this Agreement through the Closing without the Investor’s consent, would constitute a breach of Section 7.01(b).

Section 5.11. No Undisclosed Material Liabilities.  Except as set forth on Section 5.11 of the Company Disclosure Schedule, there are no material liabilities or obligations of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that would be required by GAAP to be disclosed in a balance sheet prepared as of the date hereof, other than: (i) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto; or (ii) liabilities or obligations incurred in the ordinary course of business in a manner that is consistent with past practice since the Company Balance Sheet Date.

Section 5.12. Compliance With Laws and Court Orders.

(a) Since June 1, 2011, the Company has been and the Company is in compliance with, and to the Knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations that have not resulted in, and would not reasonably be expected to result in, a material liability of the Company or materially impede the business of the Company.  There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against the Company that has resulted in, or would reasonably be expected to result in, a material liability of the Company or that would materially impede the business of the Company or that in any manner seeks to prevent, enjoin, alter or materially delay the Investment or any of the other transactions contemplated hereby.  Neither the Company nor any Subsidiary has any Knowledge as of the date hereof of any investigations, charges or proceedings that has resulted in, or would reasonably be expected to result in, a material liability of the Company or that would materially impede the business of the Company or that in any manner seeks to prevent, enjoin, alter or materially delay the Investment or any of the other transactions contemplated hereby.

(b) Each material Governmental Authorization used or held for use in connection with the business by the Company or any Subsidiary is validly held by the Company or such Subsidiary and is in full force and effect, except where the failure to be so validly held and/or in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.  None of the Company or any Subsidiary is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) of any provision of any such Governmental Authorization to which it is a party, except for any defaults or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.  The Company or its relevant Subsidiary is, and since June 1, 2011 has been in compliance with the terms and requirements of each such Governmental Authorization, except where the failure to be so in compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.  No event has occurred or circumstance exists that would (with or without notice or lapse of time) (A) constitute or result in a violation of or a failure to comply with any term or requirement of any Governmental Authorization, or (B) result in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization, except, in each case, where the occurrence of such event or the existence of such circumstance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.  To the Knowledge of the Company, neither the Company nor any Subsidiary has received, at any time since June 1, 2011, any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any such Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any such Governmental Authorization, except for notices or other communications that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.  All applications required to have been filed for the renewal of the Governmental Authorizations have been duly filed on a timely basis with the appropriate governmental bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Authorities, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.

The Governmental Authorizations used or held for use in connection with the business by the Company or any Subsidiary collectively constitute all of the Governmental Authorizations necessary to permit the Company and its Subsidiaries to lawfully conduct and operate their businesses in the manner they currently conduct and operate such businesses and to permit the Company and its Subsidiaries to own and use their assets in the manner in which they currently own and use such assets, except for such Governmental Authorizations that the failure use or hold for use in connection with the business of the Company would not be and would not reasonably be expected to be, individually or in the aggregate, material to the Company.

Section 5.13. Litigation.  Except as set forth on Section 5.13 of the Company Disclosure Schedule, there is no action, suit, investigation or proceeding pending against, or, to the Knowledge of the Company, threatened against, the Company, any present or former officer, director or employee of the Company or any of their respective properties before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) or by any Governmental Authority or arbitrator, that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to result in, individually or in the aggregate, a material liability of the Company.  To the Company’s Knowledge as of the date hereof, there is no basis for any action, suit, investigation or proceeding that is reasonably likely to result in a material liability of the Company.

Section 5.14. Material Contracts.

(a) Since June 1, 2011, all Contracts, including amendments thereto, required to be filed as an exhibit to any report of the Company filed pursuant to the 1934 Act have been filed, and no such Contract has been amended or modified, except as set forth in Section 5.14(a) of the Company Disclosure Schedule, as of the date hereof.

(b) Each such Contract referenced in Section 5.14(a) is a valid and binding agreement of the Company and, to the Knowledge of the Company, all other parties thereto, and is in full force and effect, and neither the Company nor, to the Knowledge of the Company, any other party thereto is in default or breach in any respect under the terms of any such Contract except for such default or breach as would not, individually or in the aggregate, reasonably be expected to result in a material liability of the Company.

Section 5.15. Taxes.  Except as set forth in Section 5.15 of the Company Disclosure Schedule as of the date hereof:

(a) Section 5.15 of the Company Disclosure Schedule lists the name and U.S. federal income tax classification of each Subsidiary of the Company.

(b) All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been properly prepared and timely filed, and all such Tax Returns (including information provided therewith or with respect thereto) are true, correct and complete in all material respects.

(c) The Company and its Subsidiaries have fully and timely paid all material Taxes owed by them (whether or not shown on any Tax Return), and the most recent financial statements contained in the Company SEC Documents reflect an adequate reserve (excluding any reserve for deferred Taxes) for all material Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements and since the date of such financial statements, neither the Company nor any of its Subsidiaries has incurred any Tax liabilities other than Taxes relating to ordinary course operations conducted by the Company and its Subsidiaries.

(d) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes due from the Company or any of its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending.

(e) No audit or other proceeding by any Governmental Authority is pending or threatened in writing with respect to any material Taxes due from or with respect to the Company or any of its Subsidiaries, no Governmental Authority has given written notice of any intention to assert any deficiency or claim for additional material Taxes against the Company or any of its Subsidiaries, no material claim in writing has been made by any Governmental Authority in a jurisdiction where the Company and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, and all deficiencies for Taxes asserted or assessed in writing against the Company or any of its Subsidiaries have been fully and timely paid, settled or properly reflected in the most recent financial statements contained in the Company SEC Documents.

(f) There are no Liens for Taxes upon the assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for current Taxes not yet due.

(g) Neither the Company nor any of its Subsidiaries has participated in any listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or foreign Tax law).

(h) Except as set forth on Section 5.15(h) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any Contract relating to the sharing, allocation or indemnification of Taxes (collectively, “Tax Sharing Agreements”), or has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Sections 1.1502-6 or 1.1502-78 or similar provision of state, local or foreign Tax law, as a transferee or successor or by contract.

(i) The Company and its Subsidiaries have each withheld (or will withhold) from their respective employees, independent contractors, creditors, stockholders and third parties and timely paid to the appropriate Governmental Authority proper and accurate amounts in all material respects for all periods ending on or before the Closing Date in compliance in all material respects with all Tax withholding and remitting provisions of applicable laws.

(j) Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with this acquisition.

(k) The Company made a valid election under Subchapter M of Chapter 1 of the Code to be treated as a regulated investment company.  The Company has qualified as, and been eligible to be treated as, a “regulated investment company” under Subchapter M of the Code for each taxable year beginning on or after January 1, 2005, and expects to qualify as, and to be eligible to be treated as, such for its current taxable year.  The Company has satisfied the distribution requirements imposed on a regulated investment company under Section 852 of the Code for its 2005 through 2013 taxable years.  The Company does not have any liability for excise taxes under Section 4982 for any taxable year.

Section 5.16. Related Party Transactions.  Except as set forth in the Company SEC Documents or on Section 5.16 of the Company Disclosure Schedule, there are no material transactions, agreements, arrangements or understandings between the Company, on the one hand, and any Affiliate (including any director or officer) thereof, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K of the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.  No transaction that would violate Section 57 of the Investment Company Act or the rules and regulations promulgated thereunder has occurred between the Company and the Persons described in such section.

Section 5.17. Registered Investment Company Status.  Except as set forth in Section 5.17 of the Company Disclosure Schedule:

(a) Pursuant to Section 6(f) of the Investment Company Act, the Company is not, and at no time since its inception has been required to register with the SEC as a closed-end management investment company under the Investment Company Act.

(b) The Company has elected to be regulated as a business development company under the Investment Company Act and has filed with the SEC, pursuant to Section 54(a) of the Investment Company Act, a duly completed and executed Form N-54A (the “BDC Election”); the Company has not filed with the SEC any notice of withdrawal of the BDC Election pursuant to Section 54(c) of the Investment Company Act; the Company’s BDC Election remains in full force and effect, and no order of suspension or revocation of such election under the Investment Company Act has been issued or, to the Company’s Knowledge, proceedings therefore initiated or threatened by the SEC.  The operations of the Company are in compliance in all material respects with the provisions of the Investment Company Act, in each case, and the rules and regulations of the SEC thereunder, including the provisions applicable to business development companies.

(c) The Board has been established and operated and is currently operating in conformity with the requirements and restrictions of Sections 10 and 16 of the Investment Company Act, to the extent applicable to business development companies and Section 56 of the Investment Company Act and satisfies the fund-governance standards as defined in Rule 0-1(a)(7) (except for clauses (i) and (iv) thereof) under the Investment Company Act.

(d) The Company (i) has duly adopted written policies and procedures required by Rule 38a-1 under the Investment Company Act, (ii) designated and approved an appropriate chief compliance officer in accordance with such Rule and (iii) has duly adopted a written code of ethics as required by Rule 17j-1 under the Investment Company Act.  All such policies and procedures (including the code of ethics) comply in all material respects with Applicable Law and there have been no material violations or allegations of material violations of such policies and procedures.

(e) Since October 29, 2004, the Company has complied in all material respects with the capital structure requirements as set forth in Section 61 of the Investment Company Act.

(f) All exemptive, no action or similar relief received by the Company from any Governmental Authority is in full force and effect, and is being fully complied with in all material respects by the Company.  No requests for exemptive, no action or similar relief are currently pending.

Section 5.18. Anti-money Laundering.  The operations of the Company are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all applicable jurisdictions, the applicable rules and regulations thereunder and any applicable related similar rules, regulations or guidelines issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to the Money Laundering Laws is pending, or to the Knowledge of the Company, threatened.

Section 5.19. Finders’ Fees.  Except for Keefe, Bruyette & Woods, Inc. (the “Company Financial Advisor”), there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

Section 5.20. Rights Agreement; Takeover Statutes.

(a) The Company does not have in effect any plan, scheme, device or arrangement, commonly or colloquially known as a “rights plan,” “rights agreement” or “poison pill.”  The Board has taken all necessary action, if any, so that the restrictions contained in Title 3, Subtitles 6 or 7 of Maryland Law applicable to a “business combination” with “interested stockholders” or any acquisition of “control shares”, or any other similar Maryland Law or other Applicable Law (each a “Takeover Statute”), will not apply to Investor in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

(b) No anti-takeover provision contained in the Company’s charter or bylaws, as amended or restated, would prohibit the transactions contemplated by this Agreement and no anti-takeover provision, whether in an Applicable Law, agreement or otherwise, would prohibit the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

Section 5.21. Insurance.  All material insurance policies of the Company are in full force and effect and will not be materially affected by, or terminate or lapse by reason of, the execution (but not the performance) of this Agreement.

Section 5.22. Investment Securities.  Each of the Company and its Subsidiaries has good title to all securities (including any evidence of indebtedness) owned by it, free and clear of any Liens, except (a) for Permitted Liens, (b) restrictions arising under the Organizational Documents of the issuers of such securities, or (c) for Liens or restrictions which would not, individually or in the aggregate, be material with respect to the value, ownership or transferability of such securities.  Such securities are valued on the books of the Company in accordance with GAAP and the Investment Company Act in all material respects.

Section 5.23. No Additional Representations.  Except for the representations and warranties made by the Company in this ARTICLE 5 or in any certificate delivered pursuant to this Agreement, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its business, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to the Investor or any of their respective Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate or budget relating to the Company or its business or (ii) except for the representations and warranties made by the Company in this ARTICLE 5 or in any certificate delivered pursuant to this Agreement, any oral or written information presented to the Investor or any of their respective Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF THE OHA PARTIES

The OHA Parties, jointly and severally, represent and warrant to the Company as of the date hereof and as of the Closing (other than with respect to representations and warranties that by their terms address matters only as of another specified time, which shall be made only as of such time) as follows:

Section 6.01. Corporate Existence; Power and Authority; Enforceability.  Each OHA Party is duly formed, validly existing and in good standing under the laws of its jurisdiction of organization and has all corporate or entity powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its respective business as now conducted.  The execution, delivery and performance by the Investor of this Agreement and the consummation by the OHA Parties of the transactions contemplated hereby are within the corporate or entity powers of the OHA Parties and have been duly authorized by all necessary corporate or entity action.  This Agreement constitutes a valid and binding agreement of the Investor, enforceable against the Investor in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 6.02. Governmental Authorization.  The execution, delivery and performance by the Investor of this Agreement and the consummation by the OHA Parties of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) required filings with the SEC in connection with the Investment and other transactions contemplated by this Agreement, (ii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, the Investment Company Act, the Advisers Act and any other state or federal securities laws, and (iii) other filings with state regulatory agencies that are necessary or convenient and do not require approval of the agency in connection therewith.

Section 6.03. Non-contravention.  The execution, delivery and performance by the Investor of this Agreement and the consummation by the OHA Parties of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of the OHA Parties, (ii) assuming compliance with the matters referred to in Section 6.02, contravene, conflict with or result in a material violation or material breach of any provision of any Applicable Law. (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Investor or any of its Subsidiaries is entitled under any provision of any Contract, agreement or other instrument binding upon the Investor or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the respective assets or business of the OHA Parties and their respective Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of any OHA Party or any of their respective Subsidiaries, with only such exceptions, in the case of each of clauses (iii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of any OHA Party to consummate the transactions contemplated by this Agreement and to fulfill its obligations hereunder and the other agreements to be executed in connection with the transactions contemplated by this Agreement.

Section 6.04. Compliance with Laws and Court Orders.  Each OHA Party is in compliance with, and to its Knowledge is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for violations that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of any OHA Party to consummate the transactions contemplated by this Agreement and to fulfill its obligations hereunder and the other agreements to be executed in connection with the transactions contemplated by this Agreement.  There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against any OHA Party that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of any OHA Party to consummate the transactions contemplated by this Agreement and to fulfill its obligations hereunder and the other agreements to be executed in connection with the transactions contemplated by this Agreement or that in any manner seeks to prevent, enjoin, alter or materially delay the Investment or any of the other transactions contemplated hereby.  No OHA Party has any Knowledge as of the date hereof of any investigations or charges that have had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of any OHA Party to consummate the transactions contemplated by this Agreement and to fulfill its obligations hereunder and the other agreements to be executed in connection with the transactions contemplated by this Agreement or that in any manner seeks to prevent, enjoin, alter or materially delay the Investment or any of the other transactions contemplated hereby.

Section 6.05. Litigation.  As of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to its Knowledge, threatened against or affecting, any OHA Party, any officer, director or employee of any OHA Party or any of their respective properties before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) or by any Governmental Authority or arbitrator that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of any OHA Party to consummate the transactions contemplated by this Agreement and to fulfill its obligations hereunder and the other agreements to be executed in connection with the transactions contemplated by this Agreement.

Section 6.06. Purchase for Own Account.  The Shares will be acquired by the Investor for its own account, not as a nominee or agent, and not with a view to or in connection with the public sale or public distribution of any part thereof, without prejudice, however, to the Investor’s right at all times to sell or otherwise dispose of all or any part of the Shares pursuant to an effective registration statement under the 1933 Act and applicable state securities laws, or under an exemption from such registration available under the 1933 Act and other applicable state securities laws.  The Investor is not acting as an agent, representative, intermediary, nominee, derivative counterparty or in a similar capacity for any other Person, nominee account or beneficial owner, whether a natural person or Entity (each such natural person or Entity, an “Underlying Beneficial Owner”), and no Underlying Beneficial Owner will have a beneficial or economic interest in the Shares being purchased by the Investor (whether directly or indirectly, including through any option, swap, forward or any other hedging or derivative transaction).  For purposes of this Agreement, “Entity” means any entity, including a fund-of-funds, trust, pension plan or other entity that is not a natural person.

Section 6.07. Accredited Investor.  The Investor is an “Accredited Investor” as defined in Rule 501(a) of Regulation D promulgated under the 1933 Act.

Section 6.08. Exempt from Registration; Restricted Securities.  The Investor understands that the Investment Shares and the Balance Shares, if any, being purchased hereunder are restricted securities within the meaning of Rule 144 under the 1933 Act; and that neither the Investment Shares nor the Balance Shares, if any, are registered and all such Shares must be held indefinitely unless they are subsequently registered or an exemption from such registration is available.

Section 6.09. Restrictive Legends.  The Investor understands that each certificate representing the Investment Shares and the Balance Shares, if any, shall be stamped or otherwise imprinted with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATES.  THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO AN EFFECTIVE REGISTRATION OR AN EXEMPTION FROM REGISTRATION WHICH, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, IS AVAILABLE.

INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.  THIS SECURITY IS ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK PURCHASE AGREEMENT DATED AS OF JULY 21, 2014, COPIES OF WHICH MAY BE OBTAINED UPON REQUEST FROM NGP CAPITAL RESOURCES COMPANY OR ANY SUCCESSOR THERETO.

Section 6.10. Removal of Restrictive Legend.  The legend set forth above shall be removed by the Company from any certificate evidencing Investment Shares or the Balance Shares, if any, upon delivery to the Company of an opinion of counsel, reasonably satisfactory to the Company, that a registration statement under the 1933 Act is at that time in effect with respect to the legend security or that such security can be freely transferred in a public sale without such a registration statement being in effect and that such transfer will not jeopardize the exemption or exemptions from registration pursuant to which the Company issued the Investment Shares and the Balance Shares, if any.

Section 6.11. Money Laundering Laws.  The operations of each OHA Party are and have been conducted at all times in compliance with applicable Money Laundering Laws and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any OHA Party or any of their respective Affiliates with respect to the Money Laundering Laws is pending or, to the Knowledge of the OHA Parties, threatened.

Section 6.12. Disclosure Documents.  The information supplied by the OHA Parties or any of their respective Affiliates or Representatives for inclusion in the Proxy Statement (or any amendment or supplement thereto) shall not, on the date the Proxy Statement, and any amendments thereto, is first mailed to the stockholders of the Company or at the time of the Company Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 6.13. Investment Advisor and Administrator.

(a) Each of OHA Advisor and the OHA Administrator, as applicable, has the corporate or entity power and authority to execute, deliver and perform the Replacement Management Agreement to which it will be a party.

(b) There is no pending nor, to the Knowledge of the OHA Parties, threatened action, suit, proceeding, or investigation before or by any court, arbiter, governmental, regulatory, self-regulatory or exchange body or agency to which the OHA Advisor, the OHA Administrator, or their respective principals is a party which would reasonably be expected to result in any material adverse change in the ability of the OHA Advisor, the OHA Administrator, or their respective principals to perform their obligations under the applicable Replacement Management Agreements.

(c) Except as disclosed on Form ADV filed by OHA on March 31, 2014, neither the OHA Advisor nor any of its employees or Affiliates has engaged in any of the activities specified in the Sections 203(e)(1) through 203(e)(9) of the Advisers Act, and no condition described in any such Section is applicable to the OHA Advisor or any such employee or Affiliate.

(d) Except disclosed on Form ADV filed by OHA on March 31, 2014, neither the OHA Advisor nor any respective “affiliated person” (as defined under the Investment Company Act) thereof is subject to disqualification as an investment advisor or subject to disqualification to serve in any other capacity contemplated by the Investment Company Act for any investment company under Sections 9(a) and 9(b) of the Investment Company Act.  There is no proceeding or investigation pending or, to the Knowledge of the OHA Advisor, threatened that would reasonably be expected to become the basis for any such disqualification.

(e) The OHA Advisor is an investment advisor that has been registered with the SEC pursuant to Section 203 of the Advisers Act.  The OHA Advisor has delivered to the Company all information required by Form ADV Part 1A and Form ADV Part 2 with respect to the OHA Advisor as an investment advisor in connection with its registration pursuant to Section 203 of the Advisers Act, and the information contained therein does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 6.14. Finders’ Fees.  There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Investor who is entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the Investment or the other transactions contemplated by this Agreement.

Section 6.15. Sufficient Funds.  The Investor (a) has and will have at the Closing sufficient cash or other immediately available funds to enable it to make its payment of the purchase price of the Investment Shares and any other amounts expressly required to be paid by the Investor at the Closing hereunder; (b) has or will have on the date of each additional purchase of Plan Shares sufficient cash or other immediately available funds to enable it to make its payment(s) of the purchase price(s) of the Plan Shares; and (c) has access to and, if applicable, will have at the Balance Closing sufficient cash or other immediately available funds to enable it to make its payment of the Balance Purchase Price.

Section 6.16. Independent Investigation.  Without limiting the representations and warranties of the Company set forth in this Agreement, the OHA Parties acknowledge and agree that they have conducted their own independent review and analysis of and, based thereon, have formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Company. In entering into this Agreement and in their decision to consummate the Investment and the other transactions contemplated hereby, the OHA Parties have relied upon their own investigation and analysis and the representations and warranties of the Company expressly set forth in this Agreement.

Section 6.17. No Additional Representations.  Except for the representations and warranties made by the Investor in this ARTICLE 6 or in any certificate delivered pursuant to this Agreement, none of the Investor nor any other Person makes any express or implied representation or warranty with respect to the Investor or its business, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Investor hereby disclaims any such other representations or warranties.

ARTICLE 7

COVENANTS OF THE COMPANY

Section 7.01. Conduct of the Company.

(a) From the date hereof until the Closing, the Company shall conduct its business in the ordinary course in a manner that is consistent with past practice and use its commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all of its foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (iii) keep available the services of its directors and officers and (iv) maintain satisfactory relationships with its Lender and others having material business relationships with it.

(b) Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or with the prior written consent of the Investor, which consent shall not be unreasonably withheld, conditioned or delayed, the Company shall not:

(i) amend its charter or bylaws (whether by merger, consolidation or otherwise);

(ii) split, combine or reclassify any shares of its stock; or

(iii) agree, resolve or commit to do any of the foregoing.

(c) Without limiting the generality of the foregoing, unless the Company first provides notice to and consults with the Investor, the Company shall not:

(i) (x) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its stock, except as necessary to maintain the Company’s qualification for treatment as a regulated investment company under Subchapter M of the Code and/or to avoid corporate-level Tax or otherwise in the ordinary course of business in a manner consistent with past practice, or (y) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities;

(ii) (x) issue, deliver or sell, or authorize the issuance, delivery or sale of, any Company Securities or (y) amend any term of any Company Security (in each case, whether by merger, consolidation or otherwise);

(iii) incur any material capital expenditures or any obligations or liabilities in respect thereof;

(iv) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than in the ordinary course of business of the Company in a manner that is consistent with past practice;

(v) sell, lease, license or otherwise transfer, or create or incur any material Lien on, any of the Company’s material assets, securities, properties, interests or businesses (including any assets, securities, properties or interests of ATP Oil & Gas Corporation (“ATP”) held by the Company), other than sales in the ordinary course of business of the Company in a manner that is consistent with past practice;

(vi) other than in connection with actions permitted by Section 7.01(c)(iv), make any material loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business of the Company in a manner that is consistent with past practice;

(vii) create, incur, assume, suffer to exist or otherwise be liable with respect to any material indebtedness for borrowed money or guarantees thereof, other than under the Company Credit Documents and other than in the ordinary course of business of the Company in a manner that is consistent with past practice;

(viii) enter into, modify, amend or terminate any material Contract or waive, release or assign any rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would be reasonably likely to (x) impair the ability of the Company to perform its obligations under this Agreement in any material respect or (y) prevent or materially delay the consummation of the transactions contemplated hereby; or take any other action intended to or that would reasonably be expected to, individually or in the aggregate, impede, interfere with, prevent, or materially delay the consummation of the transactions contemplated by this Agreement;

(ix) adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, or recapitalization of the shares of the Company;

(x) change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

(xi) settle, or offer or propose to settle, (x) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company (including with respect to ATP), (y) any material stockholder litigation or dispute against the Company or any of its officers or directors or (z) any litigation, arbitration, proceeding or dispute that primarily relates to the transactions contemplated hereby;

(xii) take any action that would make any representation or warranty of the Company hereunder, or omit to take any action necessary to prevent any representation or warranty of the Company hereunder from being, inaccurate in any material respect at, or as of any time before, the Closing; or

(xiii) agree, resolve or commit to do any of the foregoing.

Section 7.02. Company Stockholder Meeting.  The Company shall cause an annual meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as reasonably practicable for the purposes of (i) considering and voting on proposals to approve the Replacement Advisory Agreement in accordance with Section 15 of the Investment Company Act (the “Company Stockholder Proposal”, and the approval thereof by the Company’s stockholders, collectively referred to as the “Company Stockholder Approval”), (ii) electing a Class I director to the Board, and (iii) ratifying the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.  The Company shall engage a proxy soliciting firm reasonably acceptable to OHA to assist in the solicitation of proxies with respect to the Company Stockholder Proposal at the Company Stockholder Meeting.

Section 7.03. No Solicitation; Other Offers.

(a) General Prohibitions.  Subject to Section 7.03(b), the Company shall not, and shall not authorize or permit any of its officers, directors, employees, controlled Affiliates, investment bankers, attorneys, accountants, consultants or other agents or advisors (“Representatives”) to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage the submission of any Transaction Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, a Transaction Proposal, (iii) withdraw, fail to make, or modify in a manner adverse to the Investor the Company Board Recommendation (or recommend a Transaction Proposal or take any action or make any statement inconsistent with the Company Board Recommendation) (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”), (iv) grant any waiver or release under, or fail to enforce the terms of, any confidentiality, standstill or similar agreements or arrangements with respect to any class of equity securities or assets of the Company (unless such action is advisable in order to comply with its duties under Applicable Law, in which case, such waiver or release shall also apply to the Confidentiality Agreement, to the extent applicable), or (v) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to a Transaction Proposal.

(b) Exceptions.  Notwithstanding Section 7.03(a), but subject at all times to satisfaction of the conditions in Section 7.03(c), at any time prior to receipt of the Company Stockholder Approval:

(i) the Company, directly or indirectly through advisors, agents or other intermediaries, may (A) engage in negotiations or discussions with any Third Party and its Representatives or financing sources that has made after the date of this Agreement a bona fide, written Transaction Proposal that the Board reasonably believes could lead to a Superior Proposal and (B) furnish to such Third Party or its Representatives or financing sources non-public information relating to the Company pursuant to a confidentiality agreement with such Third Party with terms no less favorable to the Company than those contained in the Confidentiality Agreement; provided that all such information (to the extent that such information has not been previously provided or made available to the Investor and the OHA Advisor) is provided or made available to the Investor, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party) and (C) take any nonappealable, final action that any court of competent jurisdiction orders the Company to take; and

(ii) the Board may make an Adverse Recommendation Change;

in each case referred to in the foregoing clauses (i) and (ii) if (x) such Transaction Proposal was not solicited in violation of Section 7.03(a), and (y) the Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with the duties of the Board under Maryland Law.

In addition, nothing contained herein shall prevent the Board from taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the 1934 Act, or other Applicable Law, in each case, if the Board determines in good faith that the failure to so disclose such position would be inconsistent with its duties under Applicable Law; provided that any such disclosure shall be deemed to be an Adverse Recommendation Change unless the Board reaffirms the Company Board Recommendation within five (5) Business Days of such disclosure.  Furthermore, it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Company concerning financial results, operations or business conditions or developments, or that describes the Company’s receipt of a Transaction Proposal, and the operation of this Agreement with respect thereto, shall not be deemed an Adverse Recommendation Change; provided that the Company has determined in good faith that such statement is required by Applicable Law and the Board reaffirms the Company Board Recommendation within five (5) Business Days of disclosing the receipt of a Transaction Proposal.

(c) Required Notices.  The Company shall not take any of the actions referred to in Section 7.03(b)(i) unless the Company shall have delivered to the Investor and the OHA Advisor a prior written notice advising the Investor and the OHA Advisor that it intends to take such action and the Company shall notify the Investor and the OHA Advisor promptly (but in no event later than two (2) Business Days) after receipt by the Company (or any of its Representatives) of any Transaction Proposal.  The Company shall not take any action referred to in Section 7.03(b)(ii) unless and until (i) the Transaction Proposal was made in accordance with Section 7.03(b) and the Investor has received from the Company a notice (a “Change of Recommendation Notice”) at least two (2) Business Days prior to such proposed Adverse Recommendation Change, which notice shall (x) expressly state that the Company has received a Transaction Proposal which the Board has determined is a Superior Proposal and that the Company intends to effect an Adverse Recommendation Change and the manner in which it intends to do so, and (y) includes a copy and summary of the material terms of such Transaction Proposal, provided that any material amendment to the terms of such Transaction Proposal shall require a Change of Recommendation Notice at least two (2) Business Days prior to such proposed Adverse Recommendation Change, and (ii) within such notice period, the Company and its Representatives shall have negotiated in good faith with the Investor to make adjustments to the terms and conditions of this Agreement such that the Transaction Proposal in question would no longer constitute a Superior Proposal and the Board shall have determined in good faith that such Transaction Proposal would remain a Superior Proposal despite such adjustments to this Agreement; provided that any material amendment to the terms of such Transaction Proposal shall require a new Adverse Recommendation Change.

(d) Obligation to Terminate Existing Discussions.  The Company shall, and shall cause its Representatives to, cease immediately and cause to be terminated any and all existing discussions or negotiations with any Third Party and its Representatives and its financing sources conducted prior to the date hereof with respect to any Transaction Proposal and shall take all actions to the extent commercially reasonable and necessary to enforce the terms of any existing confidentiality, standstill or similar arrangement with any Third Party.

ARTICLE 8

COVENANTS OF THE OHA PARTIES AND THE COMPANY

The parties hereto agree that:

Section 8.01. Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, the Company and the OHA Parties, as applicable, shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable hereunder and under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided that the parties hereto understand and agree that the reasonable best efforts of any party hereto shall not be deemed to include entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby.

(b) The Company shall use its (and the Company shall cause its Subsidiaries to use their) reasonable best efforts, and the OHA Parties, as applicable, shall cooperate with the Company and its Subsidiaries, to obtain at the earliest practicable date the Lender Consents; provided, that the Company shall be responsible for the out-of-pocket costs and expenses in connection with seeking the Lender Consents.

Section 8.02. Proxy Statement.

(a) As promptly as reasonably practicable and in no event later than five (5) Business Days after the date hereof, the Company shall file a preliminary proxy statement on Schedule 14A with the SEC (the “Preliminary Proxy Statement”) and, subsequent to receiving clearance from the SEC, a definitive proxy statement on Schedule 14A (the “Definitive Proxy Statement”).  Subject to Section 7.03, the Proxy Statement shall include the Company Board Recommendation in favor of each of the Company Stockholder Proposal.  The Company shall use its reasonable best efforts to cause the Definitive Proxy Statement to be mailed to its stockholders as promptly as reasonably practicable after the SEC clears any and all outstanding comments to the Proxy Statement, and in no event later than five (5) Business Days thereafter.  The Company shall promptly provide copies, consult with the Investor and the OHA Advisor and prepare written responses with respect to any written comments received from the SEC with respect to the Proxy Statement and shall notify the Investor of any oral comments received from the SEC.  The Company shall use its reasonable best efforts to ensure that the Proxy Statement complies in all material respects with the rules and regulations promulgated by the SEC under the 1934 Act (including Section 14 thereof) and the Proxy Statement will be complete in all material respects and will not contain (at the time such materials or information are distributed, filed or provided, as the case may be and at the time of the applicable shareholder vote or action, including any supplement thereto) any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading or necessary to correct any statement or any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading.

(b) The OHA Advisor shall use its reasonable best efforts to ensure that the information it supplies to the Company for inclusion in the Proxy Statement will be complete in all material respects and will not contain (at the time such materials or information are distributed, filed or provided, as the case may be and at the time of the applicable stockholder vote or action, including any supplement thereto) any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading or necessary to correct any statement or any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading.

(c) The Company shall advise the OHA Advisor promptly after it receives notice thereof of the time when the Proxy Statement has been cleared by the SEC or any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.  Subject to Section 7.03, no amendment to the Proxy Statement shall be filed without the approval of the OHA Advisor, which approval shall not be unreasonably withheld or delayed.  If, at any time prior to the Closing, any information relating to the Company, or any of its respective Affiliates, officers or directors is discovered by the Company or the OHA Advisor that should be set forth in an amendment to the Proxy Statement so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto that discovers such information shall promptly notify the other parties hereto and an appropriate amendment describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

Section 8.03. Public Announcements.  The OHA Advisor and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except in respect of any public statement or press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, and shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call without the consent of the other party.

Section 8.04. Access to Information.  From the date hereof until the Closing and subject to Applicable Law and the Confidentiality Agreement, the Company and the OHA Parties shall (i) give to the other party, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of such party upon reasonable advance notice and during reasonable business hours, (ii) furnish to the other party, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with the other party in its investigation.  Any investigation pursuant to this Section 8.04 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other party.  No information or knowledge obtained in any investigation pursuant to this Section 8.04 shall be deemed to modify any representation or warranty made by any party hereunder.

Section 8.05. Notices of Certain Events.  Each of the Company, the Investor and the OHA Advisor shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any discussions/negotiations with, or communications received from or provided to, the Lender;

(c) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(d) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or any OHA Party, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement;

(e) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that would reasonably be expected to cause the conditions set forth in ARTICLE 9 not to be satisfied; and

(f) any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

provided that the delivery of any notice pursuant to this Section 8.05 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 8.06. Director and Officer Liability.

(a) For six (6) years after the Closing, the Company shall indemnify and hold harmless, and no OHA Party shall take any action, including any action with respect to the voting of its shares, that will prevent or otherwise impair the Company’s ability to do so, (i) the present and former officers and directors of the Company, (ii) the present and former members of the Company’s investment committee or disclosure committee, and (iii) the Company Advisor and the Company Administrator, and each of their respective Affiliates and Representatives (each, an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Closing to the fullest extent permitted by Maryland Law or any other Applicable Law or provided under the Company’s charter, bylaws or any other Contract in effect on the date hereof, including the Company Advisory Agreement, the Company Administration Agreement, and the D&O Indemnity Agreements (collectively, the “Indemnification Agreements”); provided that such indemnification shall be subject to any mandatory limitation imposed from time to time under Applicable Law.

(b) For six (6) years after the Closing, no OHA Party shall take any action, including any action with respect to the voting of its shares, that would prevent the Company from maintaining in effect, or would otherwise terminate, materially modify, change or alter, the provisions in the Indemnification Agreements (or in such documents of any successor to the business of the Company) regarding indemnification and/or elimination of liability of the Indemnified Persons, or advancement of expenses that are no less advantageous to the Indemnified Persons than the corresponding provisions in existence on the date of this Agreement.

(c) Prior to the Closing, the Company shall obtain a “tail” insurance policy from a reputable insurance carrier with respect to directors’ and officers’ liability insurance (the “D&O Insurance”) covering acts or omissions occurring prior to the Closing with respect to the Indemnified Persons with a claims period of at least six (6) years from and after the Closing, the terms of which, including coverage and amount, shall be no less favorable to the Indemnified Persons than the current directors’ and officers’ liability insurance under which such Indemnified Persons are covered as of the date hereof.  The OHA Parties and the Company shall cooperate with each other to ensure that the D&O Insurance is effectively implemented; provided that the Company shall be responsible for all fees, costs, expenses or payments incurred in obtaining the D&O Insurance.

(d) These rights shall survive consummation of the Investment and the other transactions contemplated hereby and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 8.07. Confidentiality.

(a) Prior to the Closing and after any termination of this Agreement, the Investor, each OHA Party and OHA shall comply or continue to comply with the terms and conditions of the Confidentiality Agreement; provided that the obligations of the OHA Parties and OHA pursuant to Section 8, Section 9 and Section 10 of the Confidentiality Agreement shall terminate as of the Closing.

(b) The provisions of the Confidentiality Agreement are hereby incorporated by reference upon, and shall apply mutatis mutandis to the Company (other than Section 4 (Securities Law Restrictions), Section 8 (Restrictive Covenants; No Solicitation of Employees), Section 9 (Standstill), Section 10 (No Joint Bidding) and Section 16 (Miscellaneous), but including Section 16(b) (No License)); provided that for the avoidance of doubt and for purposes of this Section 8.07(b), references to “Oak Hill” shall be construed as references to the Company and references to the “Company” shall be construed as references to the OHA and the OHA Parties.

Section 8.08. Takeover Statutes.  If any Takeover Statute shall become applicable to the Investment or the other transactions contemplated hereby, each of the Company and the OHA Parties and the respective members of their boards of directors or other governing bodies shall, to the extent permitted by Applicable Law, use reasonable efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or minimize the effects of such Takeover Statute on the transactions contemplated hereby.

Section 8.09. Stock Purchase Plan.  During the twelve (12) month period immediately following the Closing, neither the Company nor any OHA Party shall terminate the Stock Purchase Plan; provided that the OHA Parties may (i) subject to and in accordance with Applicable Law, amend the Stock Purchase Plan during such time and (ii) terminate the Stock Purchase Plan upon the termination of either the Replacement Advisory Agreement or the Replacement Administration Agreement.

Section 8.10. Change of Name and Ticker Symbol.  As soon as reasonably practicable following the Closing, the Company shall (i) change its name such that it no longer includes reference to “NGP” to a name selected and approved by the OHA Advisor, and (ii) subject to obtaining the requisite approval, change its stock or ticker symbol for its Common Stock from NGPC to a different stock or ticker symbol as selected and approved by the OHA Advisor.

ARTICLE 9

CONDITIONS TO THE OBLIGATIONS OF THE PARTIES

Section 9.01. Conditions to the Obligations of Each Party.  The obligations of the Company and the Investor to consummate the Investment and the other transactions contemplated hereby are subject to the satisfaction of the following conditions:

(a) the Company Stockholder Approval shall have been obtained in accordance with the Investment Advisers Act, the Investment Company Act, the NASDAQ Rules, and, if required, Maryland Law;

(b) no Applicable Law shall prohibit the consummation of the Investment and the other transactions contemplated hereby;

(c) (i) there shall not have been instituted and pending any action or proceeding by any Governmental Authority challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Investment or the other transactions contemplated by this Agreement, seeking to obtain material damages or otherwise directly or indirectly relating to the transactions in connection with the Investment or the other transactions contemplated by this Agreement, and (ii) there shall not have been any action taken, or any Applicable Law enacted, enforced, promulgated, issued or deemed applicable to the Investment or the other transactions contemplated by this Agreement, by any Governmental Authority, that, in the reasonable judgment of the Investor and the Company, is likely, directly or indirectly, to result in any of the consequences referred to in clause (i) above;

(d) the Company shall have obtained the Lender Consents, in form and substance reasonably satisfactory to the Investor; and

(e) all actions by or in respect of, or filings with, any Governmental Authority, required to permit the consummation of the Investment and the other transactions contemplated hereby, shall have been taken, made or obtained.

Section 9.02. Conditions to the Obligations of the OHA Parties.  The obligations of each of the Investor, the OHA Administrator and the OHA Advisor to consummate the Investment and the other transactions contemplated hereby are subject to the satisfaction of the following further conditions:

(a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing, (ii) (A) the representations and warranties contained in Section 5.01, Section 5.02 and Section 5.15(k) shall be true in all respects as of the date hereof and as of the Closing as if made at and as of such time; and (B) the other representations and warranties of the Company contained in this Agreement shall be true as of the date hereof and at and as of the Closing as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), except for, in the cause of this clause (B) only, such failures to be true (disregarding all materiality and Material Adverse Effect qualifications contained therein) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company, and (iii) the Investor shall have received a certificate signed by an executive officer of the Company to the foregoing effect;

(b) all of the members of the Board immediately prior to the Closing shall have resigned and named the OHA Directors and New Independent Directors as the sole successor members of the Board, in each case, effective and subject to the consummation of the Closing;

(c) the Company shall have entered into the Replacement Management Agreements, effective as of the date of the Closing;

(d) the Company shall have approved and prepared an amendment to its charter changing its name to a name that no longer includes “NGP”;

(e) the Company’s BDC Election shall be in full force in effect, the Company shall not have filed with the SEC any notice of withdrawal of the BDC Election, and no order of suspension or revocation of such election shall have been issued or, to the Company’s Knowledge, proceedings therefor been initiated or threatened by the SEC; and

(f) concurrently with the Closing, the Company Administrator and the Company Advisor shall have transferred the Transferred Assets, as defined in that certain Bill of Sale and Assignment Agreement, dated as of the date hereof, by and among the Company Administrator, the Company Advisor and OHA, to OHA, in accordance with the terms thereof.

Section 9.03. Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Investment and the other transactions contemplated hereby are subject to the satisfaction of the following further condition:

(a) (i) The OHA Parties, as applicable, shall have performed in all material respects all of their obligations hereunder required to be performed by them at or prior to the Closing, (ii) (A) the representations and warranties of the OHA Parties contained in Section 6.01, Section 6.06 and Section 6.07  shall be true in all respects as of the date hereof and as of the Closing as if made at and as of such time; and (B) the other representations and warranties of the OHA Parties contained in this Agreement shall be true as of the date hereof and at and as of the Closing as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), except for, in the case of this clause (B) only, such failures to be true (disregarding all materiality and Material Adverse Effect qualifications contained therein) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to such OHA Party, and (iii) the Company shall have received a certificate signed by an executive officer of each OHA Party to the foregoing effect;

(b) The OHA Advisor shall be in compliance in all material respects with its obligations under the Advisers Act as of the date of the Closing;

(c) The Investor shall have entered into the Stock Purchase Plan, effective as of the date of the Closing;

(d) The OHA Advisor shall have entered into the Replacement Advisory Agreement, effective as of the date of the Closing; and

(e) The OHA Administrator shall have entered into the Replacement Administration Agreement, effective as of the date of the Closing.

Section 9.04. Conditions to the Balance Closing.  The obligations of the Company and the Investor to consummate the Balance Purchase are subject to the satisfaction of the following conditions:

(a) no Applicable Law shall prohibit the consummation of the Balance Purchase;

(b) (i) there shall not have been instituted any pending action or proceeding by any Governmental Authority challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Balance Purchase or otherwise with respect to the relationship between OHA, the OHA Advisor and the OHA Administrator, on the one hand, and the Company, on the other hand, seeking to obtain material damages or otherwise directly or indirectly relating to the transactions in connection with the Balance Purchase, and (ii) there shall not have been any action taken, or any Applicable Law enacted, by any Governmental Authority, that, in the reasonable judgment of the Investor and the Company, is likely, directly or indirectly, to result in any of the consequences referred to in clause (i) above;

(c) the Company shall not be in material breach of the Replacement Management Agreements;

(d) all actions by or in respect of, or filings with, any Governmental Authority, required to permit the consummation of the Balance Purchase, shall have been taken, made or obtained; and

(e) the Replacement Management Agreements shall be in full force and effect.

ARTICLE 10

TERMINATION

Section 10.01. Termination.  This Agreement may be terminated and the Investment and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Closing (notwithstanding any approval of the Investment and the other transactions contemplated hereby by the stockholders of the Company):

(a) by mutual written agreement of the Company and the Investor;

(b) by either the Company or the Investor, if:

(i) the Closing has not been consummated on or before November 30, 2014 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to be consummated by such time; provided, further, that in the event the Company desires to terminate this Agreement pursuant to this Section 10.01(b)(i) and the Investor desires to terminate this Agreement pursuant to Section 10.01(c)(iv), then the termination right of the Investor under Section 10.01(c)(iv) shall prevail; or

(ii) there shall be any Applicable Law that (1) makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (2) enjoins the Company or any OHA Party from consummating the transactions contemplated by this Agreement and such injunction shall have become final and nonappealable; or

(iii) at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.01(b)(iii) if (1) an Adverse Recommendation Change shall have occurred, or (2) at any time after receipt or public announcement of a Transaction Proposal, the Board shall have failed to reaffirm the Company Board Recommendation within five (5) Business Days (but in any event prior to the date of the Company Stockholder Meeting) after receipt of any written request to do so from the Investor; or

(c) by the Investor, if:

(i) an Adverse Recommendation Change shall have occurred, or at any time after receipt or public announcement of a Transaction Proposal, the Board shall have failed to reaffirm the Company Board Recommendation as promptly as practicable (but in any event within five (5) Business Days, provided that, in any event, such reaffirmation must be made prior to the date of the Company Stockholder Meeting) after receipt of any written request to do so from the Investor; or

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company, set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date; or

(iii) there shall have been a material breach by the Company or its Representatives of Section 7.02 or Section 7.03; or

(iv) the Company Stockholder Meeting (including any adjournment or postponement thereof) has not been held prior to the End Date; provided, however, that the Investor must not be in material breach of this Agreement on the date of such termination; or

(v) (A) all of the conditions set forth in Section 9.01 and Section 9.03 have been satisfied (other than those conditions that, by their nature, can only be satisfied or waived at the Closing, but which would be capable of being satisfied if the Closing date were the date of such termination), (B) the OHA Parties confirm in writing that they stand ready, willing and able to consummate the Closing, and (C) the Company fails to consummate the Closing by the date the Closing should have occurred pursuant to Section 2.01; or

(d) by the Company, if:

(i) prior to the Company Stockholder Meeting, the Board shall have made an Adverse Recommendation Change in compliance with the terms of this Agreement; provided, however, that such termination will not take effect until the Company has paid OHA the full amount of the Termination Fee as set forth in Section 10.03(a); or

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Investor set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.03(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

Section 10.02. Effect of Termination.  If this Agreement is terminated pursuant to Section 10.01, except as otherwise specifically provided elsewhere in this Agreement (including Section 10.03), this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto.  The provisions of Section 8.07, this Section 10.02, Section 10.03, and ARTICLE 11 shall survive any termination hereof pursuant to Section 10.01.

Section 10.03. Termination Fees and Expense Reimbursement.

(a) In the event that this Agreement is terminated pursuant to Section 10.01(c)(i), Section 10.01(c)(iii), Section 10.01(c)(v), or Section 10.01(d)(i), the Company shall (i) pay, or cause to be paid, to OHA or its designee an amount in immediately available funds equal to $1,500,000 (the “Termination Fee”) as liquidated damages and (ii) reimburse OHA in an amount up to $250,000 for OHA’s reasonable and documented out-of-pocket third-party expenses incurred in connection with the negotiation, documentation and implementation of the transactions contemplated by this Agreement (the “Expense Reimbursement”).

(b) In the event that (i) (x) this Agreement is terminated pursuant to Section 10.01(b)(iii), (y) the Board has not made an Adverse Recommendation Change, and (z) at any time after receipt or public announcement of a Transaction Proposal, the Board shall not have failed to reaffirm the Company Board Recommendation within five (5) Business Days after receipt of any written request to do so from the Investor, or (ii) this Agreement is terminated pursuant to Section 10.01(c)(ii), the Expense Reimbursement shall be payable by the Company to OHA.

(c) Payments of any amount under the foregoing provisions of this Section 10.03 shall be due and payable by wire transfer of immediately available funds no later than two (2) Business Days after the date of such termination.

(d) The parties acknowledge that the agreements contained in Section 10.03 are an integral part of the transaction contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement.  Accordingly, if the Company fails to promptly pay the Termination Fee and/or the Expense Reimbursement pursuant to the provisions of Section 10.03(a) or Section 10.03(b), as applicable, and, in order to obtain such payment, such party commences a suit that results in a final non-appealable adjudication on the merits against the Company, such party shall be indemnified for the reasonable and documented attorneys’ fees of enforcing this Agreement.

(e) Notwithstanding anything to the contrary in this Agreement, the Investor's right to receive payment of the Termination Fee and/or the Expense Reimbursement, if any, pursuant to the provisions of Section 10.03(a) or Section 10.03(b), as applicable, and any additional expense reimbursement pursuant to Section 10.03(d), shall be the sole and exclusive remedy of the OHA Parties and each of their respective Affiliates against the Company, the Company Advisor, the Company Administrator and each of their respective Affiliates, stockholders, partners, members, and Representatives for any and all losses that may be suffered based upon, resulting from or arising out of the circumstances giving rise to such termination, and upon payment of the Termination Fee and/or the Expense Reimbursement, if any, pursuant to the provisions of Section 10.03(a) or Section 10.03(b), as applicable, and any additional expense reimbursement pursuant to Section 10.03(d), none of the Company, the Company Advisor, the Company Administrator or any of their respective Affiliates, stockholders, partners, members, or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission) and shall be given, if to the Investor, to:

OHA BDC Investor, LLC
c/o Oak Hill Advisors, L.P.
1114 Avenue of the Americas, 27th Floor
New York, NY 10036
Attention: Glenn R. August
Facsimile No. (212) 838-8411
E-mail: gaugust@oakhilladvisors.com

with copies to:

Oak Hill Advisors, L.P.
1114 Avenue of the Americas, 27th Floor
New York, NY 10036
Attention: Gregory S. Rubin
Facsimile No. (212) 735-5287
E-mail: grubin@ohpny.com

and

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention: Kenneth M. Schneider
Facsimile No. (212) 492-0303
E-mail: kschneider@paulweiss.com

if to OHA, to:

Oak Hill Advisors, L.P.
1114 Avenue of the Americas, 27th Floor
New York, NY 10036
Attention: Glenn R. August
Facsimile No. (212) 838-8411
E-mail: gaugust@oakhilladvisors.com

with copies to:

Oak Hill Advisors, L.P.
1114 Avenue of the Americas, 27th Floor
New York, NY 10036
Attention: Gregory S. Rubin
Facsimile No. (212) 735-5287
E-mail: grubin@ohpny.com

and

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention: Kenneth M. Schneider
Facsimile No. (212) 492-0303
E-mail: kschneider@paulweiss.com

if to the Company, to:

NGP Capital Resources Company
909 Fannin, Suite 3800
Houston, TX 77010
Attention: Stephen K. Gardner
Facsimile No. (713) 752-0063
Email: sgardner@ngpcrc.com

with a copy to:

Thompson & Knight LLP
One Arts Plaza
1722 Routh Street, Suite 1500
Dallas, TX 75201
Attention: Wesley P. Williams
Facsimile No. (214) 999-1567
E-mail: wesley.williams@tklaw.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.02. Survival of Representations and Warranties.  Except as set forth in the following sentence, the representations, warranties, covenants and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Closing.  Notwithstanding the foregoing, the agreements set forth in Section 8.06 shall survive for the time period(s) set forth therein.

Section 11.03. Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Closing if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by the Company and the Investor or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Company Stockholder Approval have been obtained there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under Maryland Law or the Investment Company Act without such approval having first been obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04. Expenses.  Except as otherwise provided herein (including in Section 10.03), all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 11.05. Disclosure Schedule and SEC Document References.

(a) The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of the Company that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to a reasonable person who has read that reference and such representations and warranties, without any independent Knowledge on the part of the reader regarding the matter(s) so disclosed.

(b) The parties hereto agree that any information contained in any part of any Company SEC Document filed after January 1, 2014 but prior to the date hereof shall only be deemed to be an exception to (or a disclosure for purposes of) the Company’s representations and warranties if the relevance of that information as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to a person who has read that information concurrently with such representations and warranties, without any independent Knowledge on the part of the reader regarding the matter(s) so disclosed; provided that in no event shall any information contained in any part of any Company SEC Document entitled “Risk Factors” or containing a description or explanation of “Forward-Looking Statements” be deemed to be an exception to (or a disclosure for purposes of) any representations and warranties of the Company contained in this Agreement.

Section 11.06. Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and, except as provided in Section 8.06, shall inure to the benefit of the parties hereto and their respective successors and assigns.  Except as provided in Section 8.06, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Investor may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of its Affiliates at any time and (ii) after the Closing, to any Person; provided that such transfer or assignment shall not relieve Investor of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Investor.

Section 11.07. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of such state that would result in the application of the laws of another jurisdiction.  Notwithstanding the foregoing, to the extent activities contemplated by Section 7.03 of this Agreement are based on the application of the laws of the State of Maryland, such laws shall govern.

Section 11.08. Submission to Jurisdiction; Selection of Forum.  Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the Investment exclusively in the United States District Court for the Southern District of New York or, if such court does not have jurisdiction, the Commercial Division of the New York Supreme Court, New York County (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the Investment that are the subject of this Agreement (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (d) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 11.01 of this Agreement.

Section 11.09. Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10. Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.11. Entire Agreement.  This Agreement, the Confidentiality Agreement and the Replacement Management Agreements, and those documents expressly referred to herein or therein constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 11.12. Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, or if any term, provision, covenant or restriction of this Agreement is otherwise challenged as to its enforceability or validity, and the parties hereto are unable to convince the applicable court or other Governmental Authority otherwise after using their commercially reasonable efforts to do so (such efforts to be at OHA’s sole cost and expense to the extent relating to Section 10.03), then such term or provision shall be null and void, but the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

Section 11.13. Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any Chosen Court, in addition to any other remedy to which they are entitled at law or in equity.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year herein above first written.

NGP CAPITAL RESOURCES COMPANY

By:	/s/ Stephen K. Gardner Name: Stephen K. Gardner Title: President and CEO

OHA BDC INVESTOR, LLC

By:	/s/ Glenn R. August Name: Glenn R. August Title: President

OAK HILL ADVISORS, L.P.

By: Oak Hill Advisors GenPar, L.P.,
its general partner

By: Oak Hill Advisors MGP, Inc.,
its managing general partner

By:	/s/ Glenn R. August Name: Glenn R. August Title: President

[Signature Page to Stock Purchase and Transaction Agreement]